Exhibit 8.1

GRAUBARD MILLER

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

September 20, 2021

Algoma Steel Group Inc.

105 West Street

Sault Ste. Marie, Ontario

P6A 7B4, Canada

Legato Merger Corp.

777 Third Avenue, 37th Floor

New York, NY 10017

Ladies and Gentlemen

We have acted as counsel to Legato Merger Corp., a Delaware corporation (“Legato”), in connection with the filing of a Registration Statement on Form F-4 (File No. 333-257732) (the “Registration Statement”), with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the business combination agreement, dated as of May 24, 2021 (as may be amended from time to time, the “Agreement and Plan of Merger”), entered into by and among Legato, Algoma Steel Group Inc. (formerly known as 1295908 B.C. Ltd.), a corporation organized under the laws of the Province of British Columbia (“Algoma”), and Algoma Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Algoma (“Merger Sub”), which provides for, among other things, the merger of Merger Sub with and into Legato. As a result of the Merger, and upon consummation of the business combination and the other transactions contemplated by the Agreement and Plan of Merger (the “Transactions”), Legato will become a wholly-owned subsidiary of Algoma, with the securityholders of Legato becoming securityholders of Algoma (the “Merger”). The Transactions are described in the Registration Statement.

In connection with the opinions expressed herein, we have examined the Registration Statement (including the proxy statement/prospectus included therein) and such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

We have assumed that (i) the Merger will be effected in accordance with the Agreement and Plan of Merger and none of the material terms and conditions of the Agreement and Plan of Merger have been or will be waived or modified, (ii) the statements set forth in the Agreement and Plan of Merger are true, correct and complete and will remain accurate and complete at all times up to and including the effective time of the Registration Statement, (iii) any representations made in the Agreement and Plan of Merger “to the knowledge of,” or based on the belief or that are similarly qualified, are accurate and complete and will remain accurate and complete at all times up to and including the effective time, in each case without such qualification, and (iv) there are no understandings between any of the parties that would alter, or are inconsistent with, the terms or representations set forth in the Agreement and Plan of Merger. We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement and Plan of Merger.

Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth herein and in the Registration Statement, the statements in the Registration Statement under the caption titled “Certain Material U.S. Federal Income Tax Considerations” insofar as such statements summarize U.S. federal income tax law or legal conclusions with respect thereto, constitute our opinion regarding such material U.S. federal income tax consequences of the Transactions to the holders of Legato securities.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) pronouncements, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretation, possibly with retroactive effect. We express no opinion other than as to the federal income tax laws of the United States of America and do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above. Our opinion relates solely to the material United States federal income tax consequences of the Transactions, and no opinion is implied or should be inferred beyond those matters. We express no opinion on any matter arising in connection with Section 7874 of the Code. Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take, and possibly sustain, a contrary position.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm name whenever appearing therein with respect to the discussion of the material U.S. federal income tax consequences of the Transactions. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,
/s/ Graubard Miller